Exhibit 12

         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES For the Five
                         Years Ended December 31 and for
                    the Nine Months Ended September 30, 1998
                             (Dollars in Thousands)


                                                                                                                   Nine Months
                                                                                                                      Ended
                                                                    Year Ended December 31,                         September
                                                    1993         1994         1995         1996         1997        30, 1998
                                                ---------     ---------     ---------    ---------    ---------     ---------
Earnings available for fixed charges:

  Pre-tax income (loss)before
   extraordinary item                           $ (64,015)    $ (27,895)    $  27,479    $  25,956    $  41,827        49,488

  Add (deduct)
     Interest on indebtedness                      66,501        59,114        53,302       51,794       50,298        39,288

     Proportionate share of interest
      on  indebtedness of fifty percent
      owned joint venture                              11            25         1,058        1,256        1,336           164

     Amortization of debt expense                   4,158         2,389         2,145        2,145        1,381           918

     Portion of rents representative
      of the interest factor                        8,260         5,999         5,942        6,022        5,694         4,258

     Equity in the (income) loss of
      less than fifty  percent  owned
      joint ventures                                 --           2,502         3,259        1,297         (219)        1,588

     Minority interest in the loss
      of subsidiary                                  (376)         (131)         --           --           --            --

     Minority interest in the
      income of subsidiary with
      fixed charges                                 2,517          --            --           --           --            --
                                                ---------     ---------     ---------    ---------    ---------     ---------
       Total earnings available for
        fixed charges                           $  17,056     $  42,003     $  93,185    $  88,470    $ 100,317     $  95,704
                                                =========     =========     =========    =========    =========     =========

Fixed charges:
  Preference stock dividend
   requirements of majority-owned
   subsidiary                                          $ 2,517       $  --         $  --         $  --         $  --         $  --

  Ratio of pre-tax income to net
   income                                                 1.15          1.13          3.13          2.72          2.13          1.81
                                                       -------       -------       -------       -------       -------       -------
  Preference stock dividend
   requirements of majority-owned
   subsidiary on pre-tax basis                           2,895          --            --            --            --            --

  Interest on indebtedness                              66,501        59,114        53,302        51,794        50,298        39,288

  Proportionate share of interest
   on  indebtedness of fifty percent
   owned joint venture                                      11            25         1,058         1,256         1,336           164

  Amortization of debt expense                           4,158         2,389         2,145         2,145         1,381           918

  Portion of rents representative
   of the interest factor                                8,260         5,999         5,942         6,022         5,694         4,258
                                                       -------       -------       -------       -------       -------       -------
     Total Fixed Charges                               $81,825       $67,527       $62,447       $61,217       $58,709       $44,628
                                                       =======       =======       =======       =======       =======       =======

Ratio of earnings to fixed charges

                                                           (A)           (A)         1.5x           1.4x          1.7x          2.1x
                                                       =======       =======      =======        =======       =======       =======

(A) As a result of losses incurred in 1993 and 1994, the Company was unable to fully cover the indicated fixed charges.


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